84 FINANCIAL L.P.

FIXED RATE SUBORDINATED NOTES

INDENTURE

DATED AS OF _______________ ____, 2010

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

AS

TRUSTEE

CROSS-REFERENCE TABLE
[to be confirmed]

Trust Indenture Act Section	Indenture Section

310(a)(1)	7.10
(a)(2)	10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.8; 7.10; 11.2
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6
(c)	11.2
(d)	7.6
314(a)	4.2; 11.2
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	N.A.
(e)	11.5
(f)	4.3
315(a)	7.1	(b)
(b)	7.5; 11.2
(c)	7.1	(a)
(d)	7.1	(c)
(e)	6.11
316(a)(last sentence)	2.7
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1

N.A. means not applicable.
* This Cross-Reference Table is not part of the Indenture.

i

TABLE OF CONTENTS

Section 11.12	No Adverse Interpretation of Other Agreements	27
Section 11.13	Successors	27
Section 11.14	Severability	27
Section 11.15	Force Majeure	27
Section 11.16	U.S.A. Patriot Act	27

THIS INDENTURE dated as of _____________ ____, 2010, between 84 FINANCIAL L.P., a Delaware limited partnership (“Company”), and LAW DEBENTURE TRUST COMPANY OF NEW YORK, a New York trust company (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Fixed Rate Subordinated Fixed Rate Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1   Definitions.

“Affiliate” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

“Agent” means any processing agent or paying agent.

“Company” means the party named as such above until a successor replaces it and thereafter means the successor or any other obligor with respect to the Fixed Rate Notes.

“Company Order” means an order signed in the name of the Company by its General Partner or President, and delivered to the Trustee.

“Date of Issue” means the date that the Company receives the necessary documentation and the necessary funds for the purchase of a Fixed Rate Note if such funds are received prior to 3:00 p.m. New York City time on a business day or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. New York City time on a business day. For this purpose, the Company’s business days will be deemed to be Monday through Friday, except on Legal Holidays, as defined in section 11.7.

“Fixed Rate Note” or “Fixed Rate Notes” means any Fixed Rate Subordinated Note or Notes, as the case may be, described herein and issued under this Indenture, which are evidenced by an individual record or entries in the name of the particular Holder established on the books and records of the Company maintained in accordance with the provisions of this Indenture and which are subject to all terms and conditions of this Indenture.

 “General Partner” means 84 LADC, LLC, a limited liability company duly organized and existing under the laws of the Commonwealth of Pennsylvania having its main office at 1019 Route 519, Eighty Four, PA 15330, the General Partner of the Company, and any successor selected pursuant to the Company’s governing documents.

“General Partner Certificate” means a certificate signed by the General Partner.

“General Partner Resolution” means a resolution of the General Partner certified by the General Partner.

“Holder” or “Certificateholder” means a person in whose name a Fixed Rate Note is registered.

“Indenture” means this Indenture as amended from time to time.

“Officers’ Certificate” means a certificate signed by two (2) officers of the Company and containing the statements set forth in Section 11.5 hereof, unless otherwise set forth herein.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal” of a debt security means the principal of the security on the security.

“SEC” means the United States Securities and Exchange Commission.

“Stated Maturity,” when used with respect to a Fixed Rate Note, means the date specified in such Fixed Rate Note as the fixed date on which the principal of such Fixed Rate Note and any accrued but unpaid interest is due and payable.

“Subsidiary” means any person of which at least a majority of capital stock having ordinary voting power for the election of directors or other governing body of such person is owned by the Company directly or through one or more subsidiaries.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code 77aaa-77bbbb) as in effect on the date of execution of this Indenture, except as otherwise provided in Section 9.3.

“Trustee” means the party named as such above until a successor replaces it and thereafter means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture, the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

Section 1.2   Other Definitions.

Term	Defined in Section

“Bankruptcy Law”	6.1
“Custodian”	6.1
“Debt”	10.2
“Event of Default”	6.1
“Legal Holiday”	11.7
“Officer”	11.10
“Representative”	10.2
“Senior Debt”	10.2
“U.S. Government Obligations”	8.1

Section 1.3   Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Indenture Securities” means the Fixed Rate Notes;

“Indenture Security Holder” means a Holder or a Certificateholder

“Indenture to be Qualified” means this Indenture;

“Indenture Trustee” or “Institutional Trustee” means the Trustee; and

“Obligor” on the Fixed Rate Notes means the Company.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute, or defined by SEC rule under the TIA have the meanings assigned to them.

Section 1.4   Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles in effect on the date of execution of this Indenture;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular; and

(5)	provisions apply to successive events and transactions.

ARTICLE 2

THE FIXED RATE NOTES

Section 2.1   Evidence of Fixed Rate Notes.

The Fixed Rate Notes shall be evidenced by an individual record or entries in the name of the particular Holder established on the books and records of the Company maintained in accordance with the provisions of this Indenture and which are subject to all terms and conditions of this Indenture.

Section 2.2   Terms.

(a)
Amount Unlimited; Terms. The aggregate principal amount of Fixed Rate Notes which may be delivered under this Indenture is unlimited. The initial aggregate principal amount of the Fixed Rate Notes to be delivered under this Indenture shall be $1,000,000,000. The aggregate principal amount may be increased, without the need for approval of any Holders or the Trustee by means of Company Order, as set forth in Section 9.1.  All Fixed Rate Notes issued under this Indenture shall in all respects be equally and ratably entitled to the benefits hereof without preference, priority or distinction on account of the actual time of the delivery or maturity of the Fixed Rate Notes. There shall be established in or pursuant to a General Partner Resolution, and set forth in a General Partner Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of Fixed Rate Notes, the following:

(1)	any limit upon the aggregate principal amount of the Fixed Rate Notes which may be delivered under this Indenture;

(2)	the date or dates (or manner of determining the same) on which the principal and interest of the Fixed Rate Notes is payable;

(3)	the rate or rates (or the manner of calculation thereof) at which the Fixed Rate Notes shall bear interest (if any), the date or dates from which such interest shall accrue;

(4)	the place or places where the principal of (and premium, if any) and interest on Fixed Rate Notes shall be payable, and where any Fixed Rate Notes may be surrendered for exchange;

(5)	the period or periods within which, the price or prices at which, and the terms and conditions upon which Fixed Rate Notes may be redeemed, in whole or in part, at the option of the Company;

(6)	the Fixed Rate Notes shall be issuable in registered form without coupons in minimum principal denominations of $500;

(7)
the obligation, if any, of the Company to redeem or purchase Fixed Rate Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which Fixed Rate Notes shall be redeemed or purchased, in whole or in part, pursuant to such obligation; and

(8)
that the Trustee may fix a record date and payment date for any payment to Certificateholders pursuant to Section 2.2(a)(7) and at least 15 days before such record date, the Trustee shall mail to each such Certificateholder and the Company a notice that states the record date, the payment date and the amount to be paid; and

(9)	any other terms which terms shall not be inconsistent with the provisions of this Indenture.

All Fixed Rate Notes shall be substantially identical except as set forth herein as to denomination, interest rate and maturity and except as may otherwise be provided in or pursuant to such General Partner Resolution and set forth in such General Partner Certificate or in any such indenture supplemental hereto.

(b)	Subordination. The Fixed Rate Notes shall be subordinated and junior in right of payment to all Senior Debt of the Company as provided in Article 10.

(c)
Authentication. If the Company and the Trustee, pursuant to Section 9.1, provide for certificated Fixed Rate Notes which may be delivered under this Indenture, a Fixed Rate Note shall be deemed authenticated when an authorized signatory of the Trustee manually signs the certificate of authentication on such Fixed Rate Note.  An authorized signatory of the Trustee shall manually sign the certificate of authentication on a Fixed Rate Note only if (i) the Company delivers such Fixed Rate Note to the Trustee, (ii) such Fixed Rate Note is validly executed by the Company in accordance with the terms hereof, and (iii) the Company delivers, before or with such Fixed Rate Note, a Company Order setting forth (A) a request that the Trustee authenticate such Fixed Rate Note; (B) the Principal of such Fixed Rate Note; (C) the name of the registered holder of such Fixed Rate Note; (D) the date on which such Fixed Rate Note is to be authenticated; and (E) any insertions, omissions or other variations, or notations, legends or endorsements permitted under this Indenture and applicable to such Fixed Rate Note.  If the Company Order also specifies that the Trustee must deliver such Fixed Rate Note to the registered Certificateholder or the Depositary, the Trustee shall promptly deliver such Fixed Rate Note in accordance with such Company Order.

The Trustee shall have the right to decline to authenticate and deliver any Fixed Rate Notes under this Section if the Trustee, being advised by counsel, determines that such action may not be lawfully taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Certificateholders.

The Trustee may appoint an authenticating agent.  If the Trustee appoints an authenticating agent and such authenticating agent is reasonably acceptable to the Company, such authenticating agent may authenticate a Fixed Rate Note whenever the Trustee may authenticate such Fixed Rate Note.  For purposes of this provision, each reference in this Indenture to authentication by the Trustee shall be deemed to include authentication by an authenticating agent, and an authenticating agent shall have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.3   Processing Agent.

The Company shall maintain an office or agency where the records evidencing the Fixed Rate Notes may be maintained (“Processing Agent”). The Processing Agent shall keep a register of the Fixed Rate Notes. The Company may appoint one or more co-processing agents. The Company may change any Processing Agent, or co-processing agent without notice to any Certificateholder. The term “Processing Agent” includes any additional processing agent. The Company shall notify the Trustee of the name and address of any agent not a party to this Indenture. The Company or any of its Subsidiaries or Affiliates may act as Processing Agent. The Company initially appoints Bank of New York Mellon as Processing Agent.

Section 2.4   Processing Agent to Hold Money in Trust.

The Company shall require each Processing Agent other than the Trustee to agree in writing that the Processing Agent will hold in trust for the benefit of Certificateholders or the Trustee all money held by the Processing Agent for the payment of principal or interest on the Fixed Rate Notes, and will notify the Trustee of any failure by the Company in making any such payment. While any such failure continues, the Trustee may require a Processing Agent to pay all money held by it to the Trustee. The Company at any time may require a Processing Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Processing Agent shall have no further liability for the money. If the Company acts as Processing Agent, it shall segregate and hold in a separate bank account for the benefit of the Certificateholders all money held by it as Processing Agent. The Processing Agent may charge for its expenses in issuing a replacement principal or interest payment check.

Section 2.5   Certificateholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Certificateholders. If the Trustee is not the Processing Agent, the Company shall furnish to the Trustee on a quarterly basis an updated list of the names and addresses of Certificateholders in such form and as of such date and upon written request by the Trustee, the Company shall promptly furnish such list.  Notwithstanding the foregoing, the Company shall notify the Trustee in writing within one (1) business day, or as soon as is reasonably practicable, of any changes to the list of Certificateholders described above, including upon any issuance of additional Fixed Rate Notes hereunder.  Such notice and/or report shall set forth the relevant details of any additional issuance of Fixed Rate Notes and/or changes to the list of Certificateholders, in addition to any other reporting requirements set forth in this Indenture.

Section 2.6   Outstanding Fixed Rate Notes.

The Fixed Rate Notes outstanding at any time are all of the Fixed Rate Notes authenticated by the Trustee and issued by the Company pursuant to this Indenture except for those canceled by it or the Trustee, those identified to the Trustee for cancellation, and those described in this Section as not outstanding.

If Fixed Rate Notes are considered paid under Section 4.1, they cease to be outstanding and interest on them ceases to accrue.  A Fixed Rate Note does not cease to be outstanding if owned by the Company.

Section 2.7   Treasury Fixed Rate Notes.

In determining whether the Holders of the required principal amount of the Fixed Rate Notes have concurred in any direction, waiver or consent, Fixed Rate Notes owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Fixed Rate Notes which a Trust Officer actually knows are so owned shall be so disregarded.

Section 2.8   Cancellation.

The Company at any time may identify and/or deliver, if applicable, Fixed Rate Notes to the Trustee for cancellation. The Processing Agent shall forward to the Trustee a listing of any Fixed Rate Notes surrendered to it for payment. The Trustee shall cancel all Fixed Rate Notes surrendered for payment or cancellation. The Company may not issue new Fixed Rate Notes to replace Fixed Rate Notes that it has paid or that have been identified to the Trustee for cancellation.

Section 2.9   CUSIP Numbers.

If the Company, when issuing the Fixed Rate Notes, elects to use “CUSIP” numbers (if generally then in use by the Company), then the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is being made as to the correctness of such numbers either as contained in any notice of a redemption or as printed on any Fixed Rate Note which may be certificated and that reliance may be placed only on the other identification numbers established on the books and records of the Company pursuant to Section 2.1, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10 Replacement Fixed Rate Notes.

If the Company and the Trustee, pursuant to Section 9.1, provide for Certificated Fixed Rate Notes and if (i) any mutilated Fixed Rate Note is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Fixed Rate Note, and there is delivered to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such Fixed Rate Note has been acquired by a protected purchaser within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York, the Company shall execute and upon a Company Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Fixed Rate Note or in lieu of any such destroyed, lost or stolen Fixed Rate Note, a new Fixed Rate Note of like tenor and principal, bearing a number not contemporaneously outstanding.

(a)
In case any such mutilated, destroyed, lost or stolen Fixed Rate Note has become or is about to become due and payable, or is about to be purchased by the Company pursuant to Article 3 hereof, the Company in its discretion may, instead of issuing a new Fixed Rate Note, pay or purchase such Fixed Rate Note, as the case may be.

(b)
Upon the issuance of any new Fixed Rate Notes under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

(c)
Every new Fixed Rate Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Fixed Rate Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Fixed Rate Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Fixed Rate Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Fixed Rate Notes.

ARTICLE 3

REDEMPTION

Section 3.1   Applicability of Article.

Redemption of Fixed Rate Notes at the election of the Company, as set forth in a General Partner Resolution permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.2   Notices to Trustee.

If the Company wants to redeem any or all of the Fixed Rate Notes at any time beginning 180 calendar days after the issuance date, it shall notify the Trustee by Officers’ Certificate of the redemption date and the principal amount of Fixed Rate Notes to be redeemed. The Company shall give each notice provided for in this Section at least thirty (30) and not more than sixty (60) days before the redemption date.

Section 3.3   Selection of Fixed Rate Notes to be Redeemed.

If fewer than all the Fixed Rate Notes are to be redeemed, the Company shall select the Fixed Rate Notes to be redeemed whether by maturity date, interest rate and/or amount, and so inform the Trustee by Officers’ Certificate, with a copy to the Processing Agent, subject to the remainder of this Section. If less than all of a grouping of Fixed Rate Notes, as specified by Officers’ Certificate, are to be redeemed, the portion thereof selected for redemption shall be determined ratably or by lot. If fewer than all of such grouping of Fixed Rate Notes as specified by Officers’ Certificate are to be redeemed, the Company shall then make the selection not more than forty-five (45) days before the redemption date from Fixed Rate Notes outstanding not previously called for redemption. The Company may select for redemption portions of the principal of Fixed Rate Notes that have denominations greater than $100. Provisions of this Indenture that apply to Fixed Rate Notes called for redemption also apply to portions of Fixed Rate Notes called for redemption. The Company shall notify the Trustee and the Processing Agent promptly in writing of the Fixed Rate Notes or portions of Fixed Rate Notes to be called for redemption.

Section 3.4   Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Fixed Rate Notes whose Fixed Rate Notes are to be redeemed.

The notice shall identify the Fixed Rate Notes (including CUSIP numbers, if applicable) to be redeemed and shall state:

(1)	the redemption date;

(2)	the redemption price, which shall be equal to 100% of the principal amount of the Fixed Rate Note plus accrued interest on a daily basis to the redemption date;

(3)	the name and address of the Processing Agent;

(4)
if fewer than all Fixed Rate Notes are to be redeemed, the identification of the particular Fixed Rate Notes (or portion thereof) to be redeemed as well as the aggregate principal amount of Fixed Rate Notes to be redeemed and the aggregate principal amount of Fixed Rate Notes to be outstanding after such partial redemption;

(5)
that, upon receipt by the Processing Agent of the necessary funds in connection with the redemption, interest on Fixed Rate Notes or portions of Fixed Rate Notes called for redemption ceases to accrue on and after the redemption date; and

(6)
if any Fixed Rate Note is being redeemed in part, the portion of the principal amount of such Fixed Rate Note to be redeemed and that after the redemption date the principal amount equal to the unredeemed portion shall be evidenced on the books and records of the Company.

At the Company’s written request at least 45 days before a redemption date, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Section 3.5   Effect of Notice of Redemption.

Once notice of redemption is mailed, Fixed Rate Notes called for redemption become due and payable on the redemption date at the redemption price.  If notice of redemption has been given as provided in Section 3.2 or Section 3.3, the Fixed Rate Notes or portions of Fixed Rate Notes with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price, together with any interest accrued to the date fixed for redemption, and upon receipt of the necessary funds by the Processing Agent in connection with such redemption (unless the Company shall default in the payment of such Fixed Rate Notes or portions of such Fixed Rate Notes, together with any interest accrued to said date) any interest on the Fixed Rate Notes of such series or portions of Fixed Rate Notes of such series so called for redemption shall cease to accrue.

Section 3.6   Deposit of Redemption Price.

On or before 10:00 a.m. New York City time, on the redemption date, the Company shall deposit with the Processing Agent, or if the Company is acting as Processing Agent it shall deposit into a separate bank account pursuant to Section 2.4 hereof, money sufficient to pay the redemption price of and accrued interest on all Fixed Rate Notes to be redeemed on that date.

Section 3.7   Fixed Rate Notes Redeemed in Part.

Upon surrender of a Fixed Rate Note that is redeemed in part, the Company shall record for the Holder evidence on the books and records of the Company of a new Fixed Rate Note equal in principal amount to the unredeemed portion of the Fixed Rate Note surrendered.

Section 3.8   Redemption Option Upon Death of Holder.

(a)
Subject to the provisions of Article 10 and this Article 3 and upon the request of the appropriate Person as listed in this subsection, upon the death of any Holder of one or more Fixed Rate Notes, the Company shall be required to redeem Fixed Rate Notes held by a Holder of such Fixed Rate Notes at the date of such Holder’s death, as requested in the manner, and subject to the limitations, set forth below. The redemption price shall be equal to the principal amount of the Fixed Rate Note plus accrued interest on a daily basis to the redemption date and without any penalty. Redemption of such Fixed Rate Notes shall be made as soon as reasonably possible based on the Company’s cash situation at the time but generally within 7 days following the receipt by the Company or the Trustee of all of the following:

(1)
a written request for redemption of the Fixed Rate Notes signed by a duly authorized representative of the Holder, which request shall set forth the name of the Holder, the date of death of the Holder and the principal amount of the Fixed Rate Notes to be redeemed;

(2)	the principal amount of the deceased Holder’s Fixed Rate Notes to be redeemed; and

(3)	evidence satisfactory to the Company of the death of such Holder and the authority of the representative to such extent as may be required by the Company.

(b)
Authorized representatives of a Holder shall include the following: executors, administrators or other legal representatives of an estate; trustees of a trust; joint owners of Fixed Rate Notes owned in joint tenancy or tenancy by the entirety; attorneys-in-fact; and other persons generally recognized as having legal authority to act on behalf of another.

(c)	In connection with a redemption under this Section 3.8, the Trustee shall receive an Officers’ Certificate certifying each of the foregoing items in Sections 3.8(a) and (b) above.

Section 3.9   Redemption Option at Request of Holder.

Beginning six (6) months after the issuance date, at the written request of the Holder delivered to the Company at any time, the Company may, at its option and subject to the restrictions of Article 10 below, but shall not be required to, redeem the Fixed Rate Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for the Fixed Rate Note, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above over the last 180 days immediately prior to the redemption date.

ARTICLE 4

COVENANTS

Section 4.1   Payment of Fixed Rate Notes.

The Company shall pay the principal of and interest on the Fixed Rate Notes on the dates and in the manner provided in the Fixed Rate Notes. Principal and interest shall be considered paid on the date due if the Processing Agent holds on that date money designated for and sufficient to pay all principal and interest then due.

Section 4.2   SEC Reports.

The Company shall file with the Trustee within fifteen (15) days after it files them with the SEC copies of the annual reports and quarterly reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) for the Fixed Rate Notes which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. The Company also shall comply with the other provisions of TIA Section 314(a).  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).  The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report.

Section 4.3   Compliance Certificate.

The Company shall deliver to the Trustee, within one hundred twenty (120) days after the end of each fiscal year of the Company, an Officers’ Certificate (one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company) stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default (without regard to grace periods or notice requirements) in the performance or observance of any of the terms, provisions and conditions hereof (or, if an Event of Default shall have occurred, describing all such Events of Default of which he or she may have knowledge) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Fixed Rate Notes are prohibited. See Section 11.10.

Section 4.4   Usury Laws.

The Company will not voluntarily claim and will actively resist any attempts to claim the benefit of any usury laws against the Holders of the Fixed Rate Notes.

Section 4.5   Money for Fixed Rate Note Payments to be Held in Trust.

Whenever the Company shall have one or more Processing Agents, it will, on or prior to 10:00 a.m. New York City time, on each date for the payment of the principal of or interest on the Fixed Rate Notes, deposit with a Processing Agent a sum sufficient to pay the principal or interest so becoming due, such sum to be held in trust for the benefit of the persons entitled to such payments; and, unless such Processing Agent is the Trustee, the Company will promptly notify the Trustee of its action or failure so to act.

The Company will cause each Processing Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Processing Agent shall agree with the Trustee, subject to the provisions of this Section 4.5, that such Processing Agent will:

(1)
hold all sums held by it for the payment of the principal of or interest on the Fixed Rate Notes in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided;

(2)	give the Trustee notice of any default by the Company (or any other obligor upon the Fixed Rate Notes) in the making of any payment of principal or interest; and

(3)	at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Processing Agent.

For the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, the Company may at any time pay, or direct any Processing Agent to pay, to the Trustee all sums held in trust by the Company or such Processing Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Processing Agent; and, upon such payment by the Company or any Processing Agent to the Trustee, the Company or such Processing Agent, as the case may be, shall be released from all further liability with respect to such money.

Section 4.6   Continued Existence.

Subject to Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited partnership.

ARTICLE 5

SUCCESSORS

Section 5.1   When Company May Merge, Etc.

The Company shall not consolidate or merge with or into, or transfer or assign all or substantially all of its assets to, any Person unless the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, assumes by supplemental indenture all the obligations of the Company under the Fixed Rate Notes then outstanding and this Indenture.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture.

The surviving Person shall be the successor Company, but the predecessor Company in the case of a transfer or assignment shall not be released from the obligation to pay the principal of and interest on the Fixed Rate Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.1   Events of Default.

An “Event Of Default” occurs if:

(1)	the Company defaults in the payment of interest on any Fixed Rate Note when the same becomes due and payable and the default continues for a period of thirty (30) days;

(2)
the Company defaults in the payment of the principal of any Fixed Rate Note when the same becomes due and payable at maturity, upon redemption or otherwise, and the default continues for a period of thirty (30) days;

(3)
the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Fixed Rate Notes or this Indenture and the default continues for the period and after the notice specified below;

(4)	the Company or any material subsidiary pursuant to or within the meaning of any Bankruptcy Law now or hereafter in effect:

(A)	commences a voluntary proceeding under any such Bankruptcy Law;

(B)	consents to the entry of an order for relief against it in an involuntary Bankruptcy proceeding;

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	generally is unable to pay its debts as the same become due;

(5)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company or any material subsidiary in an involuntary Bankruptcy proceeding;

(B)	appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property; or

(C)	orders the winding up or liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

A default under clause (3) is not an Event of Default until the Trustee or the Holders of at least a majority in principal amount of the then outstanding Fixed Rate Notes notify the Company of the default and the Company does not cure the default within sixty (60) days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 6.2   Acceleration.

If an Event of Default occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least a majority in principal amount of the then outstanding Fixed Rate Notes, by written notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Fixed Rate Notes to be due and payable. Upon such declaration, the principal and interest owing on the then outstanding Fixed Rate Notes shall be due and payable immediately. The Holders of a majority in principal amount of the then outstanding Fixed Rate Notes, by written notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration.  In addition, the Holders of a majority in principal amount of the then outstanding Fixed Rate Notes, by written notice to the Company and the Trustee, may waive an existing event of default or compliance with any provision of the Indenture or Fixed Rate Note, except in the payment of principal or interest on the Fixed Rate Notes.

Section 6.3   Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Fixed Rate Notes or to enforce the performance of any provision of the Fixed Rate Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess a recent list of the Certificateholders as described in Section 2.5. A delay or omission by the Trustee or any Holder of Fixed Rate Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4   Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Fixed Rate Notes, by notice to the Trustee, may waive an existing Event of Default and its consequences except a continuing  Event of Default in the payment of the principal of or interest on the Fixed Rate Notes.

Section 6.5   Control by Majority.

The Holders of a majority in principal amount of the then outstanding Fixed Rate Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Holders of the Fixed Rate Notes, or would involve the Trustee in personal liability.

Section 6.6   Limitation on Suits.

The Holder of Fixed Rate Notes may pursue a remedy with respect to this Indenture or the Fixed Rate Notes only if:

(1)	the Holder gives to the Trustee notice of a continuing Event of Default;

(2)	the Holders of at least 25% in principal amount of the then outstanding Fixed Rate Notes make a request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(5)	during such sixty (60)-day period the Holders of a majority of principal amount of the then outstanding Fixed Rate Notes do not give the Trustee a direction inconsistent with the request.

A Certificateholder may not use this Indenture to prejudice the rights of another Holder of the Fixed Rate Notes or to obtain a preference or priority over another Holder of the Fixed Rate Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7   Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Fixed Rate Note to receive payment of principal and interest on the Fixed Rate Note, on or after the respective due dates expressed in the Fixed Rate Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 6.8   Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee may, at the full expense of the Company, recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest and fees and expenses remaining unpaid on, or related to, the Fixed Rate Notes with respect to which the Event of Default occurred in each case at the rate per annum borne by the Fixed Rate Notes and such amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9   Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Certificateholders allowed in any judicial proceedings relative to the Company, its creditors or its property. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:	to the Trustee for amounts due under Section 7.7;

Second:	to holders of Senior Debt to the extent required by Article 10;

Third:
to Holders of Fixed Rate Notes for amounts due and unpaid on the Fixed Rate Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Fixed Rate Notes for principal and interest; and

Fourth:	to the Company.

The Trustee may fix a record date and payment date for any payment to the Certificateholders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Fixed Rate Notes.

ARTICLE 7

TRUSTEE

Section 7.1   Duties of Trustee.

(a)
If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and power vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)	Except during the continuance of an Event of Default:

(1)
The Trustee need perform only those duties that are specifically set forth in this Indenture and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee; and

(2)
In the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions (including without limitation Officers’ Certificates and Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)	The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)	This paragraph does not limit the effect of paragraph (b) of this Section;

(2)	The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)	The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)	Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)	The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense.

(f)
The Trustee shall not be liable for interest on any money received by it except as the Trustee may expressly agree in writing with the Company. Money held in trust by the Trustee must  be segregated from its other funds to the extent required by law.

Section 7.2   Rights of Trustee.

(a)
The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)
Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance of the Officers’ Certificate or Opinion of Counsel.

(c)
The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care and approved in advance in writing by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that the Company shall not have any such approval or consent right in connection with the appointment of any agent by the Trustee upon the occurrence and during the continuation of an Event of Default or upon the occurrence of any event that, upon giving notice of such event and/or with the passage of time, would constitute an Event of Default.

(d)	The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)
The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(f)
In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)
The Trustee shall not be deemed to have notice of any default or Event of Default unless a Trust Officer has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the designated corporate trust office of the Trustee, and such notice references the Fixed Rate Notes and this Indenture.

(h)
The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)	The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)
The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.3   Individual Rights of Trustee.

Subject to Section 7.1:

(a)
The Trustee in its individual or any other capacity may become the owner or pledgee of Fixed Rate Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

(b)
The Company shall notify the Trustee promptly in writing if the Fixed Rate Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Section 313(d) of the TIA.

Section 7.4   Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Fixed Rate Notes, it shall not be accountable for the Company’s use of the proceeds from the Fixed Rate Notes, and it shall not be responsible for any statement in the Fixed Rate Notes.

Section 7.5   Notice of Defaults.

If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of the Fixed Rate Notes a notice of the Event of Default within ninety (90) days after it occurs. Except in the case of an Event of Default in payment on a Fixed Rate Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders of the Fixed Rate Notes.

Section 7.6   Reports by Trustee to Holders.

Within 60 days after the reporting date stated in Section 11.10, the Trustee shall mail to Certificateholders a brief report dated as of such reporting date that complies with Section 313(a) of the TIA, if such report is required by such Section 313(a). The Trustee also shall comply with Section 313(b)(2) of the TIA.

A copy of each report at the time of its mailing to Certificateholders shall be filed with the SEC and each stock exchange on which the Fixed Rate Notes are listed. The Company shall notify the Trustee promptly in writing whenever the Fixed Rate Notes are listed on any stock exchange or of any delisting thereof.

Section 7.7   Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its services as has been agreed and set forth in that the certain letter agreement by and between the Company and the Trustee dated June 17, 2010, and as may be agreed and set forth in any subsequent letter agreement between the Company and the Trustee, including, and without limitation, the fees set forth in Section 6.8 hereof. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Company agrees to indemnify the Trustee or any predecessor Trustee and their agents for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, or any Certificateholder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section, except to the extent that such loss, damage, claim, liability or expense is due to its own negligence or willful misconduct. The Trustee shall have no liability or responsibility for the action or inaction of any successor Trustee or the Agent.

The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence or willful misconduct.

To secure the Company’s payment of obligations in this Section, the Trustee shall have a lien prior to the Fixed Rate Notes on all money or property held or collected by the Trustee, including that held in trust to pay principal and interest on the Fixed Rate Notes.

Subject to Section 6.9 hereof, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(4) or (5) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section 7.7 shall survive the termination of this Indenture and the removal or resignation of the Trustee.

Section 7.8   Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company. The Trustee may be removed with respect to the Fixed Rate Notes by the Holders of a majority in principal amount of the then outstanding Fixed Rate Notes by so notifying the Trustee and the Company. The Company may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged a bankrupt or an insolvent or any order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a Custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of action.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, a successor Trustee may be appointed by act of the Holders of a majority in principal amount of the then outstanding Fixed Rate Notes to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Fixed Rate Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder of the Fixed Rate Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders of Fixed Rate Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

Section 7.9   Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), 310(a)(2) and 310(a)(5) of the TIA. The Trustee shall always have a combined capital and surplus as stated in the TIA. The Trustee is subject to Section 310(b) of the TIA.

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the TIA, excluding any creditor relationship described in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated therein.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1   Termination of Company’s Obligations.

This Indenture shall cease to be of further effect (except that the Company’s obligations under Sections 7.7 and 8.5 shall survive) when all outstanding Fixed Rate Notes theretofore issued have been identified to the Trustee for cancellation.  In addition, the Company may terminate its obligations under this Indenture if:

(a)
The Fixed Rate Notes then outstanding mature within one year or all of the Fixed Rate Notes then outstanding are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption; and

(b)
The Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Fixed Rate Notes then outstanding to maturity or redemption, as the case may be. The Company may make the deposit only during the one-year period and only if Article 10 permits it.

However, the Company’s obligations in Sections 2.3, 2.4, 2.5, 2.10, 4.1, 6.7, 6.8, 7.7, 7.8 and 8.5, and in Article 10, shall survive until no Fixed Rate Notes are outstanding. Thereafter, only the Company’s obligations in Sections 2.10, 7.7, 7.8 and 8.5 shall survive.

If a deposit is made pursuant to this Section 8.1, the Trustee, upon request, shall acknowledge in writing the discharge of the Company’s obligations under this Indenture, except for those surviving obligations specified above.

In order to have money available on a payment date to pay principal or interest on the Fixed Rate Notes, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.

“U.S. Government Obligations” means direct obligations of the United States of America or its agencies for the payment of which the full faith and credit of the United States of America is pledged.

Section 8.2   Legal Defeasance and Covenant Defeasance.

(a)
The Company may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Fixed Rate Notes upon compliance with the conditions set forth in Section 8.3.

(b)
Upon the Company’s exercise under Section 8.2(a) hereof of the option applicable to this Section 8.2(b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from its obligations with respect to all outstanding Fixed Rate Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Fixed Rate Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Fixed Rate Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)
the rights of Holders of outstanding Fixed Rate Notes to receive, solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section 8.4, payments in respect of the principal of and interest on such Fixed Rate Notes when such payments are due;

(ii)	the Company’s obligations with respect to such Fixed Rate Notes under Article 2 and Section 4.1 hereof;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(iv)	the provisions of this Article 8 applicable to Legal Defeasance.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.2(b) notwithstanding the prior exercise of its option under Section 8.2(c) hereof.

(c)
Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3 hereof, be released from its obligations under the covenants contained in Sections 4.2 and 4.5 hereof with respect to the outstanding Fixed Rate Notes on and after the date the conditions set forth in Section 8.3 are satisfied (hereinafter, “Covenant Defeasance”), and the Fixed Rate Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Fixed Rate Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Fixed Rate Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Fixed Rate Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, clause (3) of Section 6.1 hereof shall not constitute an Event of Default.

Section 8.3   Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) hereof to the outstanding Fixed Rate Notes:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the Fixed Rate Notes on the stated date for payment or on the redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(A)	the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(B)	since the date of this Indenture, there has been a change in the applicable U.S. Federal income tax law, and

(C)
in either case to the effect that, and based thereon, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing on the date of such deposit;

(5)
the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other of its creditors; and

(7)
the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in clauses (1) through (5) of this Section 8.3 (solely in the case of the Officers’ Certificate), as applicable, and clauses (2), if applicable, and/or (3) and (4) of this Section 8.3 (solely in the case of the Opinion of Counsel) have been complied with.

Section 8.4   Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.1. It shall apply the deposited money and the money from U.S. Government Obligations through the Processing Agent and in accordance with this Indenture to the payment of principal and interest on the Fixed Rate Notes. Money and Fixed Rate Notes so held in trust are not subject to Article 10.

Section 8.5   Repayment to the Company.

The Trustee and the Processing Agent shall promptly pay to the Company upon written request any money or Fixed Rate Notes held by them at any time in excess of amounts required to be so held hereunder.

The Trustee and the Processing Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Certificateholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

ARTICLE 9

AMENDMENTS

Section 9.1   Without Consent of Holders.

The Company and the Trustee may amend this Indenture or the Fixed Rate Notes or enter into supplemental indentures without the consent of the Holders of the Fixed Rate Notes by Company Order:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to comply with Section 5.1;

(3)	to provide for certificated Fixed Rate Notes in addition to uncertificated Fixed Rate Notes;

(4)	to increase the aggregate principal amount of Fixed Rate Notes which may be delivered under this Indenture;

(5)	to make any change that does not materially adversely affect the legal rights hereunder of the Holders of the Fixed Rate Notes;

(6)	to comply with requirements of the TIA or SEC in order to effect or maintain the qualification of this Indenture with the TIA; or

(7)	to provide for the assumption of the Fixed Rate Notes by any successor to the Company.

Section 9.2   With Consent of Holders.

The Company and the Trustee may amend this Indenture or the Fixed Rate Notes with the written consent of the Holders of at least a majority in principal amount of the then outstanding Fixed Rate Notes. However, without the consent of each Certificateholder affected, an amendment under this Section may not:

(1)	reduce the amount of Fixed Rate Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change the time for or waive payment of interest, including default interest, on any issued Fixed Rate Note;

(3)	reduce the principal of or change the fixed maturity of any Fixed Rate Note;

(4)	make any Fixed Rate Note payable in money other than that stated in such Fixed Rate Note;

(5)	make any change in Section 6.4, Section 6.7 or Section 9.2(2); or

(6)	make any change in Article 10 that materially adversely affects the rights of any Certificateholder.

An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any holder of an issue of Senior Debt unless the holders of the issue pursuant to its terms consent to the change or the change is otherwise permissible.

After an amendment under this Section becomes effective, the Company shall mail to the Holders of the Fixed Rate Notes affected by such amendment a notice briefly describing the amendment.

Section 9.3   Compliance with Trust Indenture Act.

Every amendment to this Indenture or the Fixed Rate Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4   Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Fixed Rate Note is a continuing consent by the Holder and every subsequent Holder of a Fixed Rate Note or portion of a Fixed Rate Note that evidences the same debt as the consenting Holder’s Fixed Rate Note, even if notification of the consent is not made on any Fixed Rate Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Fixed Rate Note or portion of a Fixed Rate Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Fixed Rate Notes.

Section 9.5   Notation on or Exchange of Fixed Rate Notes.

The Trustee may place an appropriate notation about an amendment or waiver on the books and records for any Fixed Rate Note. The Company in exchange for all Fixed Rate Notes may issue and the Trustee shall authenticate new Fixed Rate Notes that reflect the amendment or waiver.

Section 9.6   Trustee Protected.

The Trustee shall sign all supplemental indentures and shall be fully protected in doing so, except that the Trustee need not sign any supplemental indenture that adversely affects its rights. The Trustee shall receive, and shall be fully protected in conclusively relying on, an Opinion of Counsel and an Officers’ Certificate, which shall be provided at the expense of the Company.

ARTICLE 10

SUBORDINATION

Section 10.1 Agreement to Subordinate.

The Company agrees, and each Certificateholder by accepting a Fixed Rate Note agrees, that the indebtedness evidenced by the Fixed Rate Note is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt.

Section 10.2 Certain Definitions.

“Debt” means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, Fixed Rate Notes or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above.

“Representative” means the indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

“Senior Debt” means all Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Fixed Rate Notes. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, and (ii) all Debt of the Company currently maintained with banks and finance companies and any line of credit to be obtained by the Company in the future. Notwithstanding anything herein to the contrary, Senior Debt shall not include Debt of the Company to any of its affiliates or subsidiaries or under the Fixed Rate Notes.

Section 10.3 Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1)
holders of Senior Debt shall be entitled to receive payment in full in cash of the principal and interest (including interest accruing after the commencement of any such proceeding) to the date of payment, on the Senior Debt before Certificateholders shall be entitled to receive any payment of principal or interest on Fixed Rate Notes; and

(2)
until the Senior Debt is paid in full in cash, any distribution to which Certificateholders would be entitled but for this Article shall be made to holders of Senior Debt as their interest may appear, except that Holders of Fixed Rate Notes may receive Fixed Rate Notes that are subordinated to Senior Debt to at least the same extent as such Fixed Rate Notes.

Section 10.4 Default on Senior Debt.

Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment is made by the Company or any person acting on behalf of the Company on account of the principal or interest on the Fixed Rate Notes.

The Company may not pay principal or interest on the Fixed Rate Notes and may not acquire Fixed Rate Notes for cash or property other than capital stock of the Company if:

(1)	a default on Senior Debt occurs and is continuing that permits holders of such Senior Debt to accelerate its maturity; and

(2)
the default is the subject of judicial proceedings or the Company receives a notice of the default from a person who may give it pursuant to Section 10.12. If the Company receives any such notice, a similar notice received within nine (9) months thereafter relating to the same default on the same issue of Senior Debt shall not be effective for purposes of this Section.

The Company may resume payments on the Fixed Rate Notes and may acquire them when:

(a)	the default is cured or waived; or

(b)	one hundred twenty (120) days pass after the notice is given if the default is not the subject of judicial proceedings, if this Article otherwise permits the payment or acquisition at that time.

Section 10.5 Acceleration of Fixed Rate Notes.

If payment of the Fixed Rate Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration. The Company may pay Holders of the Fixed Rate Notes when one hundred twenty (120) days pass after the acceleration occurs if this Article permits the payment at that time.

Section 10.6 When Distribution Must Be Paid Over.

In the event that, notwithstanding the provisions of Section 10.4, the Company shall make any payment to the Trustee on account of the principal and interest on the Fixed Rate Notes, two (2) business days after the happening of a default in payment of the principal or interest on Senior Debt, or two (2) business days after receipt by the Company and the Trustee of written notice as provided in Sections 10.4 and 10.12 of an Event of Default with respect to any Senior Debt, then, unless and until such Event of Default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Debt (pro rata as to each of such holders on the basis of the respective amounts of Senior Debt held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

If a distribution is made to the Holders of Fixed Rate Notes that because of this Article should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

Section 10.7 Notice by Company.

The Company shall promptly notify the Trustee and the Processing Agent of any facts known to the Company that would cause a payment of principal or interest on the Fixed Rate Notes to violate this Article, but failure to give such notice shall not affect the subordination of the Fixed Rate Notes to the Senior Debt provided in this Article. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7.  Notwithstanding the provisions of this or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Fixed Rate Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Debt or from any trustee or agent therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist.  The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent on behalf of any such holder).  In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

Section 10.8 Subrogation.

After all Senior Debt is paid in full and until the Fixed Rate Notes are paid in full, Holders of the then outstanding Fixed Rate Notes shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent distributions otherwise payable to such Holders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt which otherwise would have been made to Certificateholders is not, as between the Company and Certificateholders, a payment by the Company on Senior Debt.

Section 10.9 Relative Rights.

This Article defines the relative rights of Certificateholders and holders of Senior Debt. Nothing said in this indenture shall:

(1)
impair, as between the Company and Certificateholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Fixed Rate Notes in accordance with their terms;

(2)	affect the relative rights of Certificateholders and creditors of the Company other than holders of Senior Debt; or

(3)
prevent the Trustee or any Certificateholder from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Certificateholders.

If the Company fails because of this Article to pay principal or interest on a Fixed Rate Note on the due date, the failure is still an Event of Default.

Section 10.10 Subordination may not be Impaired by Company.

No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by the Fixed Rate Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 10.11 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Section 10.12 Rights of Trustee and Processing Agent.

The Trustee or Processing Agent may continue to make payments on the Fixed Rate Notes until it receives notice of facts that would cause a payment of principal or interest on the Fixed Rate Notes to violate this Article. Only the Company, a Representative or a holder of an issue of Senior Debt that has no Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 10.13 Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Fixed Rate Notes shall not be subordinated to the prior payment of any Senior Debt or subject to the restrictions set forth in this Article 10, and none of the Holders of the Fixed Rate Notes shall be obligated to pay over any such amount to the Company or any holder of Senior Debt of the Company or any other creditor of the Company.

Section 10.14 Trustee and Processing Agent Not Fiduciaries for Holders of Senior Debt.

The Trustee and Processing Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if either the Trustee or Processing Agent shall mistakenly pay over or distribute to Holders of the Fixed Rate Notes or the Company or any other person, money or assets to which any holders of Senior Debt of the Company shall be entitled by virtue of this Article 10 or otherwise.  With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall have no liability or responsibility to any holder of Senior Debt.

ARTICLE 11

MISCELLANEOUS

Section 11.1   TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 11.2   Notices.

Any notice by the Company or the Trustee to the other is duly given if in writing and delivered in person or by fax or mailed by first-class mail to the other’s address stated in Section 11.10. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice to a Certificateholder shall be mailed by first-class mail to the address shown on the register kept by the Registrar or such other name and addresses as provided to the Trustee pursuant to Sections 313(c)(2) and (3) of the TIA. Failure to mail a notice or communication to a Certificateholder or any defect in it shall not affect its sufficiency with respect to other Certificateholders.

If a notice is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Certificateholders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 11.3   Communication by Holders With Other Holders.

Certificateholders may communicate pursuant to Section 312(b) of the TIA with other Certificateholders with respect to their rights under this Indenture or the Fixed Rate Notes. The Company, the Trustee, the Processing Agent and anyone else shall have the protection of Section 312(c) of the TIA.

Section 11.4   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)	an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)	an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.5   Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)	a statement that the person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)
a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 11.6   Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or a meeting of Certificateholders. The Registrar or Processing Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.7   Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8   No Recourse Against Others.

All liability described in the Fixed Rate Notes of any director, officer, employee, stockholder or partner, as such, of the Company and the Trustee is waived and released.

Section 11.9   Duplicate Originals.

The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.10 Variable Provisions.

“Officer” means the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints Bank of New York Mellon as Processing Agent.

The first certificate pursuant to Section 4.3 shall be for the fiscal year ending on December 31, 2010.

The reporting date for Section 7.6 is May 15 of each year. The first reporting date is [____________, 2010.]

The Company’s address is:

84 FINANCIAL L.P.
12627 San Jose Boulevard
Suite 305
Jacksonville, Florida 32223
Fax: (___) ___-____
Attention:

The Trustee’s address is:

Law Debenture Trust Company of New York
400 Madison Avenue, 4th Floor
New York, New York 10017
Fax: (212) 750-1361
Attention: Corporate Trust Administration

Section 11.11 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction and Service.

The internal laws of the State of New York, without regard to its conflicts of laws principles thereof, shall govern this Indenture and the Fixed Rate Notes.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE FIXED RATE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the exclusive jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Fixed Rate Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.  The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, and may be enforced in any courts to the jurisdiction of which the Company is subject by a suit upon such judgment, provided, that service of process is effected upon the Company in the manner specified herein or as otherwise permitted by law.  The Company hereby irrevocably designates and appoints _______________ (the "Process Agent") as its authorized agent for purposes of this section, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company.  The Company further agrees that service of process upon the Process Agent and written notice of said service to the Company, mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon the Company, in any such suit or proceeding.  The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary, to continue such designation and appointment of the Process Agent in full force and effect so long as the Company, has any outstanding obligations under this Indenture.  To the extent the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

Section 11.12   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.13   Successors.

All agreements of the Company in this Indenture and the Fixed Rate Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.14   Severability.

In case any provision in this Indenture or the Fixed Rate Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.15   Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.16   U.S.A. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amended and Restated Indenture as of the date first written.

COMPANY:

84 FINANCIAL L.P.

By:	84 LADC, LLC
its general partner

By:
Its:

TRUSTEE:

LAW DEBENTURE TRUST COMPANY OF NEW YORK

By:
Its: